Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long Term Incentive Plan of Newmark Group, Inc. of our report dated August 23, 2017, with respect to the consolidated balance sheets of Berkeley Point Financial LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in member’s capital, and cash flows for each of the years in the two-year period ended December 31, 2016, not included therein, which report is included in its final prospectus, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on December 15, 2017.

/s/ KPMG LLP

Boston, Massachusetts

December 20, 2017